Exhibit 99.2

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP - Corporate Affairs
704-557-4551

Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
May 13, 2015	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Consolidated Signs Letter of Intent

For Major Expansion of Franchise Territories

•	Follows recently completed franchise territory expansion

•	New markets in 10 states and the District of Columbia

•	Major markets include Indianapolis, Cincinnati, Columbus, Dayton, Baltimore, Richmond, Norfolk, Alexandria and Washington, D.C.

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) (the “Company”) today announced that it has signed a non-binding letter of intent with The Coca-Cola Company to further expand the Company’s franchise territory. The transactions proposed in the letter of intent would provide exclusive distribution rights for the Company in territories located within Delaware, the District of Columbia, Illinois, Indiana, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, Virginia and West Virginia. This additional territory would include the following major markets: Baltimore, MD; Alexandria, Norfolk and Richmond, VA; Cincinnati, Columbus and Dayton, OH; Indianapolis, IN and Washington, D.C. Coca-Cola Refreshments USA, Inc. (“CCR”), a wholly owned subsidiary of The Coca-Cola Company, currently serves these territories.

The Company recently completed an expansion of its franchise distribution territory by acquiring sub-bottling distribution rights from CCR in parts of Tennessee, Kentucky and Indiana and continues to integrate these new territories which include major markets in Knoxville, TN, Louisville and Lexington, KY and Evansville, IN.

Frank Harrison, Chairman and CEO, said, “We are very excited about this opportunity to continue to grow our Company into additional markets. We are continuing to integrate new franchise distribution territories in Tennessee, Kentucky and Indiana and look forward to serving even more customers, consumers and communities in the geography covered by this letter of intent. With these expansion territories, we are positioned for long-term success and strategic influence in the U.S. Coca-Cola system.”

Sandy Douglas, President, Coca-Cola North America, added, “We have made significant progress toward the implementation of our 21st Century Beverage Partnership Model in the U.S., which continues to strengthen our franchise system. Today we mark another significant milestone in evolving our U.S. operations as we align for growth with Coca-Cola Bottling Co. Consolidated – a partner that has proven success, taken a generational view and consistently invested in capabilities and leadership. Together we continue to transform our U.S. business and move closer to achieving our 2020 Vision.”

The transactions proposed in the letter of intent are subject to the parties reaching a definitive agreement, with territory expansion closings expected to begin in the fall of 2015. There is no assurance, however, that any definitive agreement will be reached or that the closings of the proposed territory expansion transactions will occur. The Company will file a report on Form 8-K with the Securities and Exchange Commission with additional information regarding the proposed territory expansions and certain other matters addressed in the letter of intent that will be available on the Commission’s website at http://www.sec.gov and on the Company’s website at http://www.cokeconsolidated.com.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for our performance in future periods and management’s expectations for completing the proposed territory expansion. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These statements include, among others, statements regarding the time frame for completing the proposed territory expansion and other potential opportunities for profitably growing our business as well as our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2014 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—